Exhibit 10.11

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED SENIOR CONVERTIBLE NOTE

December 31, 2022	$25,000,000.00
Los Angeles, CA

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Triller Hold Co LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”) and Triller Inc., a corporation incorporated under the laws of the State of Delaware (the “Surviving Company”), jointly and severally hereby unconditionally promise to pay to Total Formation Inc. or its registered assigns (the “Noteholder”), upon the written demand of the Noteholder given any time on or after the Maturity Date (as defined in Section 1.1), the principal amount of Twenty-Five Million Dollars ($25,000,000.00), together with all interest accrued since August 18, 2022 thereon as provided in this Senior Convertible Note (as amended, supplemented or otherwise modified from time to time, the “Note”). This Note amends and restates in its entirety, without novation, that certain Senior Convertible Note, dated August 18, 2022 (the “Original Note”), by the Company and the Surviving Company in favor of the Purchaser, and is issued pursuant to that certain Amended and Restated Convertible Note Purchase Agreement of even date herewith by and among the Company, the Surviving Company and Noteholder (the “Purchase Agreement”), which amends and restates in its entirety without novation, that certain Convertible Note Purchase Agreement dated as of August 18, 2022 (the “Existing Purchase Agreement”) by and among the Company, the Surviving Company and the Noteholder.

1. Definitions; Interpretation.

1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. Unless otherwise provided in the Purchase Agreement, capitalized terms used in this Note shall have the meanings set forth in this Section 1.

“Affiliated Entity” means (i) any Person (x) of which a Triller Founder or a Family Member, directly or indirectly, through a trust, intermediate entity or otherwise, is a member, unitholder or shareholder or (y) Proxima Media, LLC or BASM HoldCo, LLC ( but only for so long as a Triller Founder or a Family Member continues to directly or indirectly, own beneficially and of record, on a fully diluted basis, a majority, by economic interest or voting power, of the capital stock of Proxima Media, LLC or BASM HoldCo, LLC, as applicable), directly or indirectly, owns five percent (5%) or more of the equity interests, or (ii) any trust (or trustee of a trust) of which a Triller Founder or Family Member is a trustee, grantor, settlor or beneficiary or which is primarily for the benefit of any Triller Founder or Family Member.

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“Base Rate” means the rate equal to fifteen percent (15%) per annum.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or day on which banks in New York, New York are required or authorized by law to remain closed.

“Company” has the meaning set forth in the introductory paragraph.

“Change of Control” means an event or series of events by which: (a) the Triller Founders shall at any time fail to have or exercise the power, (i) whether directly or indirectly, (ii) whether in their individual capacities, through one or more Affiliated Entities, or any combination of the foregoing, and (iii) whether through the ownership of voting securities, by contract, or otherwise, to elect a majority of the board of directors or other managing body of the Company and the Surviving Company, (b) Ryan Kavanaugh, Bobby Sarnevesht and Mahi de Silva shall cease to hold their current positions as directors and officers of the Company or the Surviving Company, or (c) other than as a result of a transaction permitted under the Purchase Agreement, the Company or the Surviving Company shall at any time, directly or indirectly, own beneficially and of record, on a fully diluted basis, less than a majority, by economic interest and voting power, of the capital stock of any of their Subsidiaries, free and clear of all Liens.

“Default” means any of the events specified in Section 7 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 7, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Base Rate plus one percent (1%).

“Event of Default” has the meaning set forth in Section 7.

“Family Member” means, for any Triller Founder, (i) a lineal descendant of such individual by blood or adoption (a “Descendant”), (ii) any spouse or widow or widower of such Descendant (but not a divorced former spouse or a spouse from whom such Descendant currently is, or at the time of his or her death was, legally separated) or (iii) any stepchild or lineal descendant by blood or adoption of a stepchild of such Descendant. Notwithstanding the foregoing, an adopted person whose adoption did not either occur during the adopted person’s minority or reflect an earlier parent-child relationship with the adopting parent that had existed during the adopted person’s minority, shall not be treated as the child of his or her adopted parent, and such adopted person and his or her lineal descendants shall not be treated as lineal descendants of the adopted parent or of any ancestor of the adopted parent.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Indebtedness” of the Company shall have the same meaning herein as in the Purchase Agreement.

“Issue Date” means the day and year first above written.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Maturity Date” means the earlier of (a) August 18, 2023 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 7.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Principal Amount” means the then-outstanding principal amount of this Note.

“Sale of the Company” shall mean any of the following:

(a) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Company’s shareholders immediately prior to such transaction not holding (by virtue of such shares of securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity;

(b) a sale or other transfer or disposition of all or substantially all of the assets of the Company; or

(c) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Surviving Company” has the meaning set forth in the introductory paragraph.

“Triller Founders” means Ryan Kavanaugh and Bobby Sarnevesht, and each of them.

1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Conversion. At any time while this Note remains outstanding, at the option of the Noteholder, the Principal Amount of this Note or any portion thereof, together with all accrued but unpaid interest on such amount, may be converted into Series A-1 Preferred Units of the Company (the “Preferred Units”). The number of Preferred Units that this Note shall be converted into is based upon the conversion price equal to, at the time of conversion, the least of (1) $8.3579, (2) the per-share or per-unit offer price to the public in connection with an underwritten initial public offering (“IPO”) of shares multiplied by 0.80, or if the Company (or its successor) completes a direct listing of its securities (together with an IPO, the “IPO Transactions”) on a national securities exchange or marketplace (the “Stock Exchange”), the average of the closing trading per-share or per unit price of such securities (“Listed Securities”) during the first 5 days of trading multiplied by 0.80, or (3) the per-unit price of any financing transaction in which Preferred Units are sold multiplied by 0.80 (the “Conversion Price”) and shall be determined by dividing the amount of

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then-outstanding principal of the Note that the Noteholder desires to be converted, together with all accrued but unpaid interest on such amount, by the Conversion Price, and rounding the result to the nearest whole Preferred Unit (or, if applicable, share of Series A-1 Preferred Stock, as described below), subject to adjustment as provided for in this Section 2. Notwithstanding the foregoing, once the Company has consummated the Restructuring, at the option of the Noteholder, this Note may be converted into shares of the Surviving Company’s Series A-1 Preferred Stock described the Restructure Agreement (the “Series A-1 Preferred Stock”). The Preferred Units or shares of Series A-1 Preferred Stock into which this Note may from time to time convert are defined in this Note as the “Conversion Securities.” The Conversion Price shall be equitably adjusted in the event of any dividends or distributions, splits, reverse splits, mergers, reorganizations, or other similar actions and recapitalizations taken with respect the Conversion Securities. In the event the Company at any time or from time to time after the date of this Note shall issue or become obligated to issue Class B Common Units of the Company to the Noteholder and/or any of its Affiliates, then and in each such event the Conversion Securities shall be deemed to include an additional number of Class B Common Units that Noteholder would have received if this Note have been converted into Series A-1 Preferred Units on the date of such issuance.

Any request by Noteholder to convert all or a portion of this Note must be accompanied by a written notice in a form reasonably acceptable to the Company which states that the Noteholder elects to convert this Note, or a specified portion hereof, and shall also state the name or names (with address or addresses) in which the Conversion Securities shall be issued, it being understood that neither the Preferred Units nor the Series A-1 Preferred Stock are certificated and as such any issuance of Conversion Securities shall be evidenced solely via book entry in the applicable issuer’s unit or stock records, as applicable. In the event of conversion of this Note in part only, this Note shall be cancelled contemporaneously with such partial conversion and a new note or notes for the unconverted portion hereof will be issued in the name of the Noteholder upon the cancellation of this Note.

In the event an IPO Transaction is consummated and as long as this Note remains outstanding, the Company and the Surviving Company shall agree, upon reasonable request by the Noteholder, to amend this Note to include additional provisions for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and the Stock Exchange, including any “blocker” provisions limiting beneficial ownership of Listed Securities by the Noteholder upon conversion of the Note.

3. Payment Dates; Optional Prepayments.

3.1 Maturity Date. Except as otherwise provided in this Note, the Principal Amount, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.2 Voluntary Prepayment. The Company and the Surviving Company may prepay any amount owed under this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with all unpaid accrued interest as of the date of such repayment. No prepaid amount may be reborrowed.

3.3 Redemption Right. The Company and the Surviving Company, as applicable, shall provide the Noteholder with advance written notice of the next private or public offering of securities in which the Company and the Surviving Company, as applicable, expects to receive total gross proceeds of at least One Hundred Million Dollars ($100,000,000.00) (a “Subsequent Offering”). The Noteholder shall have the right, exercisable for a period of ten (10) business days after receipt of such notice, to require the Company (prior to the consummation of the Restructuring) or the Surviving Company (following the consummation of the Restructuring) to prepay in cash all, or any portion, of the balance of this Note then outstanding, together with all accrued interest on the portion of this Note so prepaid. The Noteholder shall exercise its right by providing written notice to the Company and the Surviving Company at mahi@triller.co or the

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physical address set forth on the first page of the Restructure Agreement (with copy to the email address set forth above), which notice shall specify the balance under the Note that the Noteholder desires to cause the Company or the Surviving Company, as applicable, to prepay. The Company and the Surviving Company, as applicable, shall consummate any such prepayment elected by the Noteholder concurrently with or promptly following the consummation of the Subsequent Offering, or at such other time as the Company and the Surviving Company, as applicable, and the Noteholder may mutually agree upon. The Company and the Surviving Company and the Noteholder shall take such other actions as may be reasonably necessary to give effect to the provisions set forth in this paragraph.

4. Interest.

4.1 Interest Rate. Except as set forth in Section 4.2, the Principal Amount shall bear interest at the Base Rate commencing on, and including, the date hereof and continuing until, but excluding, the date on which such Principal Amount is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be made on the basis of a 365-day year and the actual number of days elapsed. Except as provided in Section 4.2, the Company may pay interest, at its option, (x) in immediately available funds or (y) in kind, in such number of units or shares of Conversion Securities as is equal to the amount obtained by dividing the amount of interest the Company desires to convert by the Conversion Price applicable to such Conversion Securities then in effect.

4.2 Default Interest. If any amount payable under this Note is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full. Interest due under this Section 4.2 shall be payable immediately, in cash, upon demand from the Noteholder.

4.3 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable under this Note shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Company under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5. Payment Mechanics.

5.1 Manner and Application of Payments. All payments of interest and principal shall be made in lawful money of the United States of America by cashier’s check, certified check, or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Company from time to time. All payments made under this Note shall be applied first to accrued interest and second to principal.

5.2 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.3 Rescission of Payments. If at any time any payment made by the Company under this Note is rescinded or otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Company or otherwise, the Company’s obligation to make such payment shall be reinstated upon such rescission, restoration or return.

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6. Mandatory Prepayments.

6.1 In the event the Company consummates a Sale of the Company prior to the Maturity Date, the Company shall repay the Noteholder, in cash, in an amount equal to the Principal Amount together with all accrued and unpaid interest thereon. Any repayment pursuant to this paragraph in connection with a Sale of the Company shall be subject to any required tax withholdings and shall be paid by the Company simultaneously with the Closing of the Sale of the Company or promptly following the Sale of the Company in connection with reasonable payment procedures established in connection with such Sale of the Company and reasonably satisfactory to the Noteholder. If the Company believes withholding is required, it shall notify the Noteholder at least five (5) days in advance and the Company and the Noteholder shall use reasonable best efforts to avoid any withholding.

6.2 In the event the Company or the Surviving Company receives any Share Purchase Agreement Proceeds (as defined in the Purchase Agreement) while any Obligations (as defined in the Purchase Agreement) remain outstanding, the Company and the Surviving Company shall promptly, but in any event within one (1) Business Days, deliver such proceeds to the Noteholder in accordance with the terms of the Purchase Agreement to be applied to repay such Obligations until all such Obligations have been indefeasibly paid in full in cash, such payment to be applied first to payment of any costs and expenses incurred by the Noteholder in connection with this Note and the other Loan Documents, second to payment of accrued and unpaid interest on the Loans and third to payment of unpaid principal of the Loans and as between the interest and principal amounts outstanding hereunder and under the Bridge Note (as defined in the Purchase Agreement), any such amounts applied to pay interest or principal, as applicable, shall be applied pro rata to such amounts of interest or principal, as applicable, outstanding hereunder and thereunder.

7. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

7.1 Failure to Pay. The Company or the Surviving Company fails to pay any amount owed under this Note when due and such failure continues for ten (10) Business Days or the Company or the Surviving Company fails to pay all amounts owing under this Note or the Purchase Agreement on the Maturity Date.

7.2 Breach of Covenant. Either the Company or the Surviving Company breaches any covenant under any of the Loan Documents and, where such breach is susceptible to cure and does not already have a grace period specified in such Loan Document, such breach remains uncured for ten (10) Business Days.

7.3 Bankruptcy.

(a) The Company, the Surviving Company or any of their Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness generally to pay, its debts as they become due;

(b) The Company, the Surviving Company or any of their Subsidiaries commences any case, proceeding, or other action

(i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or

(ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors;

(c) There is commenced against the Company, the Surviving Company or any of their Subsidiaries any case, proceeding, or other action of a nature referred to in Section 7.3(a) which

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(i) results in the entry of an order for relief or any such adjudication or appointment or

(ii) remains undismissed, undischarged, or unbonded for a period of 60 days; or

(d) There is commenced against the Company, the Surviving Company or any of their Subsidiaries any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof.

7.4 Cross Default. A default under any other instrument of Indebtedness owed by the Company the Surviving Company or any of their Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $10,000,000 (after taking into account any applicable grace periods) such that the holder of such Indebtedness has the right to accelerate such Indebtedness or otherwise exercise remedies, constitutes a default under this Note.

7.5 Breach of Representation or Warranty. Any representation or warranty of the Company, the Surviving Company or any Affiliate, shareholder, unitholder, officer or employee of the Company or the Surviving Company made or deemed to be made in any of the Loan Documents is or shall be incorrect in any material respect (without duplication of any materiality qualifiers therein) when made or deemed to have been made.

7.6 Plans. An ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect.

7.7 Restraint of Operations; Loss of Assets. If the Company, the Surviving Company or any Subsidiary is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of the Company, the Surviving Company or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by the Company, the Surviving Company or the applicable Subsidiary.

7.8 Change of Control. The occurrence of a Change of Control.

7.9 Subordination. Any breach or default occurs under the terms of the Subordination Agreement.

7.10 Conditions. Any condition precedent set forth in Section 4 of the Purchase Agreement, or to the effectiveness of any other Loan Document required to be delivered at or prior to the Closing, shall not be satisfied at the time of funding of the applicable loan advance unless the Noteholder has waived such requirement in writing.

7.11 Impairment of Security. If the Security Agreement or any other Collateral Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected Lien on the Collateral covered thereby.

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7.12 Share Purchase Agreements. If none of the Share Purchase Agreements shall continue to be in effect or if any default or event of default shall occur under one or more of such Share Purchase Agreements such that none of the share purchasers thereunder shall be obligated to perform their respective obligations thereunder.

7.13 Listing. The Company or the Surviving Company fails to complete the IPO Transaction on or prior to May 1, 2023.

8. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Company:

(a) declare the Principal Amount, together with all accrued but unpaid interest thereon and all other amounts payable under the Note or the Purchase Agreement, immediately due and payable; and/or

(b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however, that if an Event of Default described in Section 7.3 shall occur, the Principal Amount and all accrued but unpaid interest thereon shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

9. Register. The Company and the Surviving Company shall maintain at its principal office a register for the recordation of the names and addresses of the Noteholders, and principal amounts (and stated interest) of this Note owing to, each Noteholder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Surviving Company and the Noteholders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Noteholder, at any reasonable time and from time to time upon reasonable prior notice.

10. Miscellaneous. Sections 7 and 8 of the Purchase Agreement are incorporated by reference in their entirety, mutatis mutandis, as if set forth in full herein.

11. Amendment and Restatement. On the date hereof, this Note shall amend and restate and supersede the Original Note in its entirety, except as provided in this Section 11. On the date hereof, the rights and obligations of the parties evidenced by the Original Note shall be evidenced by this Note and the other Loan Documents, the “Original Loan” (as defined in the Existing Purchase Agreement) shall continue as a Loan under this Note. All obligations of the Company and the Surviving Company under the Original Note and the other “Loan Documents” (as defined in the Existing Purchase Agreement) shall continue to be outstanding and shall be governed in all respects by this Note and the other Loan Documents, it being agreed and understood that this Note represents a modification of, and does not constitute a novation, satisfaction, payment or reborrowing of any obligation under the Original Note or any other “Loan Documents” (as defined in the Existing Purchase Agreement), nor does it operate as a waiver of any right, power or remedy of the Purchaser under any “Loan Documents” (as defined in the Existing Purchase Agreement). The Company and the Surviving Company acknowledge, represent and warrant that, as of the date hereof, they have no claims, defenses or offsets with respect to the Original Note or any of the “Loan Documents” (as defined in the Existing Purchase Agreement) and that immediately prior to the effectiveness of this Note, the Original Note and such other Loan Documents are valid, binding and enforceable in accordance with the terms thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has executed and issued this Senior Convertible Note as of the day and year first above written.

COMPANY
TRILLER HOLD CO LLC

/s/ Mahi de Silva
By: Mahi de Silva
Title: Chief Executive Officer

Address for Notices:	2121 Avenue of the Stars Suite 2350
Los Angeles, CA 90067
Attn: Mahi de Silva
Attn: General Counsel
Email:	mahi@triller.co

SURVIVING COMPANY
TRILLER INC

/s/ Mahi de Silva
By: Mahi de Silva
Title: Chief Executive Officer

Address for Notices:	2121 Avenue of the Stars Suite 2350
Los Angeles, CA 90067
Attn: Mahi de Silva
Attn: General Counsel
Email:	mahi@triller.co